EXHIBIT 99.1
F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE March 26, 2012

NN INC. APPOINTS ROBERT E. BRUNNER TO BOARD

Johnson City, Tenn, March 26, 2012 – NN, Inc. (Nasdaq: NNBR) today announced the appointment of Robert E. Brunner to its Board of Directors, effective March 22, 2012.  Mr. Brunner, whom is retiring at the end of the year, most recently has served as Executive Vice President, responsible for Worldwide Construction Products, at Illinois Tool Works, Inc., (“ITW”).  Prior to that position, Mr. Brunner was Executive Vice President, responsible for ITW’s Global Automotive Products Businesses.  He currently serves on the board of Leggett & Platt, Incorporated.

Roderick R. Baty, Chairman of the Board and Chief Executive Officer said, “We are pleased to announce the appointment of Bob Brunner to the NN, Inc. Board of Directors. Bob’s experience and accomplishments while serving in various executive management positions in a global, multibillion dollar manufacturing business make him an outstanding addition to our Board.  We look forward to the energy, leadership and perspective that Bob will bring to the boardroom as we continue to grow and execute our strategy.”

Mr. Brunner has spent his entire 32 year career at ITW, a global, diversified, international manufacturer of highly engineered fasteners and components, equipment and consumable systems and specialty products.  While at ITW, Mr. Brunner obtained increasingly responsible positions in sales & marketing, general, operational and executive management.   Mr. Brunner is involved in various community and professional associations and has served since 2009 as a director for Leggett & Platt (NYSE: LEG) a $3.4 billion, diversified designer and manufacturer of a broad variety of engineered components and products that are found in homes, offices, automobiles and retail stores.  Mr. Brunner has a bachelor’s degree in finance from the University of Illinois and a master’s degree in business administration from Baldwin-Wallace College.

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2011.